Exhibit 99.1

CC Media Holdings, Inc. Reports First Quarter 2010 Results

-Revenues increase 5%

-OIBDAN increases 50% with increases across all divisions

San Antonio, Texas May 10, 2010…CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for its first quarter March 31, 2010.

First Quarter 2010 Results

Mark Mays, President and CEO of CC Media Holdings, commented: “The advertising rebound continued in the first quarter, with business trends improving across many of our markets. As our top line returns to growth, we are demonstrating significant improvement in our operating margin due to the positive impact of our restructuring program.”

Mark Mays further noted, “Advertisers are increasingly recognizing the need to target their core audiences as consumer purchasing activity rebounds and brand competition increases. Our global platform is second to none in delivering highly effective and efficient advertising campaigns in the out-of-home media market. As the economic outlook continues to brighten, we believe we can maximize returns from our businesses as a result of the steps we have taken to strengthen our management team, execute our cost restructuring program and strategically build our digital infrastructure. Given our strategic position and evolving market dynamics, we remain optimistic about our outlook in the year ahead.”

CC Media Holdings reported revenues of $1.26 billion in the first quarter of 2010, an increase of 5% from the $1.21 billion reported for the first quarter of 2009, and revenues would have increased 2% excluding the effects of movements in foreign exchange rates.1

The Company’s operating expenses decreased 5% during the first quarter of 2010 compared to the first quarter of 2009, and would have declined 7% excluding the effects of movements in foreign exchange rates.1 Also included in the Company’s first quarter 2010 operating and corporate expenses are approximately $19.3 million of restructuring charges related to the Company’s restructuring program and $8.1 million of non-cash compensation expense.

The Company’s consolidated net loss in the first quarter of 2010 decreased to $179.6 million compared to a consolidated net loss of $428.0 million for the same period in 2009.

CC Media Holdings’ OIBDAN (defined as Operating income before Depreciation and amortization, Non-cash compensation expense, and Other operating income (expense) – net) was $260.8 million in the first quarter of 2010, a 50% increase from the first quarter of 2009.1

Revenue, Operating Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Revenue[1]
Radio Broadcasting	$623,199	$603,622	3%
Americas Outdoor	270,977	270,187	0%
International Outdoor	337,791	312,029	8%
Other	52,046	41,798	25%
Eliminations	(20,235)	(19,649)

Consolidated revenue	$1,263,778	$1,207,987	5%

Operating expenses [1],2
Radio Broadcasting	$429,108	$465,522	(8%)
Americas Outdoor	181,755	191,551	(5%)
International Outdoor	305,855	302,997	1%
Other	45,778	50,569	(9%)
Eliminations	(20,235)	(19,649)

Consolidated Operating expenses	$942,261	$990,990	(5%)

OIBDAN[1]
Radio Broadcasting	$194,091	$138,100	41%
Americas Outdoor	89,222	78,636	13%
International Outdoor	31,936	9,032	254%
Other	6,268	(8,771)
Corporate	(60,763)	(42,759)

Consolidated OIBDAN	$260,754	$174,238	50%

[1]

See reconciliations of revenue and operating and corporate expenses excluding the effects of foreign exchange to revenue and excluding foreign exchange and non-cash compensation expense to direct operating expenses, SG&A and corporate expenses and the reconciliation of OIBDAN to net income at the end of this press release.

[2]

The Company’s operating expenses include Direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock awards.

In the fourth quarter of 2008, the Company initiated a company-wide strategic review of its costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with its current and long-term business outlook. As of March 31, 2010, the Company had incurred a total of $279.6 million of costs in conjunction with this restructuring program. The results of this program were a contributing factor to the overall decline in the Company’s operating expenses which decreased 5% for the first quarter of 2010 compared to 2009 or 7% when excluding the effects of movements in foreign exchange rates.1

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

Radio Broadcasting

Radio broadcasting revenue increased $19.6 million during the first quarter of 2010 compared to the same period of 2009, driven primarily by increased national advertising. The increase in national advertising revenue was primarily a result of increased average rates. Increases in national advertising occurred across various markets and advertising categories including retail, automotive, food and beverage, and healthcare.

Operating expenses decreased $36.6 million primarily related to a $12.3 million decline in programming expenses and a $9.9 million decline in compensation expenses. The declines in programming and compensation expenses were primarily a result of cost savings from the Company’s restructuring plan. There was also a decrease of approximately $7.9 million in bad debt expense. During the first quarter of 2009, the Company recorded additional bad debt expense related to specific accounts considered at risk because of the economic environment at the time.

Radio broadcasting OIBDAN for the first quarter of 2010 increased 41% to $194.1 million from $138.1 million for the same period of 2009.

Americas Outdoor Advertising

The Company’s Americas revenues remained flat in the first quarter of 2010 compared to the same period of 2009. During the first quarter of 2010, revenue from posters increased $3.1 million, driven by an increase in occupancy. The Company also saw an increase in airport revenues of approximately $4.8 million as a result of the Vancouver Olympics. Digital displays also contributed to revenue growth. Partially offsetting the increase was a decrease in revenues related to Taxi Media (details regarding Taxi Media’s 2009 quarterly and annual revenues and expenses are provided at the end of the release).

Operating expenses decreased $10.0 million during the first quarter of 2010 compared to the same period of 2009. The decline in operating expenses was a result of the disposition of Taxi Media, partially offset by an increase in site-lease expenses associated with the increase in revenue from posters and airports.

The Company’s Americas OIBDAN for the first quarter of 2010 increased 13% to $89.2 million from $78.6 million for the first quarter of 2009. Excluding the effects of movements in foreign exchange rates1 , the increase in OIBDAN was also 13%.

International Outdoor Advertising

International outdoor revenue increased approximately $25.8 million during the first quarter of 2010 compared to the same period of 2009, primarily as a result of a $25.1 million increase in foreign exchange. A stronger revenue performance from street furniture across countries as well as increased revenues from billboards in the UK were offset by revenue declines in Belgium, primarily due to a contract for a specific event in 2009, and the exit from businesses in Greece, India and the UK Taxi business.

Operating expenses increased $2.8 million primarily due to a $22.5 million increase from movements in foreign exchange. The Company saw a decline in operating expenses, excluding the impact of foreign currency, primarily as a result of lower site lease expense associated with cost savings from the Company’s restructuring program.

The Company’s International OIBDAN for the first quarter of 2010 increased 254% to $31.9 million from $9.0 million for the first quarter of 2009. Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was 225%.

Conference Call

Clear Channel Outdoor Holdings, Inc., a publicly traded subsidiary of CC Media Holdings, will be hosting a teleconference to discuss its results today at 5:00 p.m. Eastern Time. The conference call number is 800-260-0702 and the pass code is 155090. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor_relations.htm. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of one week. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 155090. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1—Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended March 31,
	2010	2009
Revenue	$1,263,778	$1,207,987
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	597,347	618,349
Selling, general and administrative expenses (excludes depreciation and amortization)	349,296	377,536
Depreciation and amortization	181,334	175,559
Corporate expenses (excludes depreciation and amortization)	64,496	47,635
Other operating income (expense)—net	3,772	(2,894)

Operating income (loss)	75,077	(13,986)
Interest expense	385,795	387,053
Equity in earnings (loss) of nonconsolidated affiliates	1,871	(4,188)
Other income (expense) – net	58,035	(3,180)

Loss before income taxes	(250,812)	(408,407)

Income tax benefit (expense)	71,185	(19,592)

Consolidated net loss	(179,627)	(427,999)
Amount attributable to noncontrolling interest	(4,213)	(9,782)

Net loss attributable to the Company	$(175,414)	$(418,217)

The Company’s revenue and direct operating and SG&A expenses increased approximately $27.0 million and $23.9 million, respectively, due to the effects of foreign exchange movements during the first quarter of 2010 as compared to the same period of 2009.

TABLE 2—Selected Balance Sheet Information

Selected balance sheet information for March 31, 2010 and December 31, 2009 was:

(In millions)	March 31, 2010	December 31, 2009
Cash	$1,482.3	$1,884.0
Total Current Assets	$3,168.4	$3,658.8
Net Property, Plant and Equipment	$3,259.7	$3,332.4
Total Assets	$17,400.0	$18,047.1
Current Liabilities (excluding current portion of long-term debt)	$1,089.0	$1,145.4
Long-Term Debt (including current portion of long-term debt)	$20,376.9	$20,701.9
Shareholders’ Deficit	$(7,054.8)	$(6,844.7)

TABLE 3 – Restructuring Program Costs

The Company incurred the following costs in conjunction with its restructuring program:

(In millions)	Three Months Ended March 31,

	2010	2009
Radio Broadcasting	$12.5	$12.9
Americas Outdoor	1.1	2.6
International Outdoor	1.7	3.2
Other	1.1	7.1
Corporate	2.9	7.8

Total	$19.3	$33.6

TABLE 4 – Total Debt

At March 31, 2010 and December 31, 2009, CC Media Holdings had total debt of:

(in millions)	March 31, 2010	December 31, 2009
Senior Secured Credit Facilities	$13,941	$13,928
Other secured debt	6	5

Total Consolidated Secured Debt	13,947	13,933

Senior Cash Pay and Senior Toggle Notes	1,580	1,711
Clear Channel Senior Notes	3,028	3,268
Subsidiary Senior Notes	2,500	2,500
Other long-term debt	70	78
Purchase accounting adjustments and original issue discount	(748)	(788)

Total long term debt (including current portion of long-term debt)	$20,377	$20,702

Liquidity and Financial Position

For the quarter ended March 31, 2010, cash flow provided by operating activities was $30.2 million, cash flow used for investing activities was $71.7 million, and cash flow used for financing activities was $360.3 million for a net decrease in cash of $401.7 million.

During the first quarter of 2010, Clear Channel Investments, Inc., the Company’s indirect wholly-owned subsidiary, repurchased $185.2 million aggregate principal amount of Clear Channel’s outstanding senior toggle notes through the open market for $125.0 million.

The senior secured credit facilities currently require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of Clear Channel’s consolidated secured debt, net of cash and cash equivalents, to Clear Channel’s consolidated adjusted EBITDA3 for the preceding four quarters. The maximum ratio under this covenant is currently set at 9.5:1. At March 31, 2010, the Company’s ratio was 7.3:1.

[3]

Clear Channel’s consolidated adjusted EBITDA for the preceding four quarters of $1.7 billion is calculated as operating income for the period before depreciation and amortization, impairment charge, other operating (expense)-net, all as shown on the consolidated statement of operations plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100 million; (ii) an increase of $22.8 million for cash received from nonconsolidated affiliates; (iii) an increase of $42.0 million for non-cash items; (iv) an increase of $150.1 million related to expenses incurred associated with our cost savings program; and (v) an increase of $22.7 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other Operating Income (Expense) – Net (OIBDAN)

The following tables set forth the Company’s OIBDAN for the three months ended March 31, 2010 and 2009. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income (loss) from discontinued operations; Income tax benefit (expense); Other income (expense)—net; Equity in earnings (loss) of nonconsolidated affiliates; Interest expense; Other operating income (expense) – net; and D&A.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2010 actual foreign revenues and expenses at average 2009 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) Expense excluding non-cash compensation expense to expenses; and (v) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net	OIBDAN

Three Months Ended March 31, 2010
Radio Broadcasting	$128,410	$1,749	$63,932	$—	$194,091
Americas Outdoor	37,741	2,030	49,451	—	89,222
International Outdoor	(20,925)	603	52,258	—	31,936
Other	(7,328)	—	13,596	—	6,268
Other operating income (expense) – net	3,772	—	—	(3,772)	—
Corporate	(66,593)	3,733	2,097	—	(60,763)

Consolidated	$75,077	$8,115	$181,334	$(3,772)	$260,754

Three Months Ended March 31, 2009
Radio Broadcasting	$79,269	$1,999	$56,832	$—	$138,100
Americas Outdoor	29,818	2,168	46,650	—	78,636
International Outdoor	(46,882)	656	55,258	—	9,032
Other	(23,690)	72	14,847	—	(8,771)
Other operating income (expense) – net	(2,894)	—	—	2,894	—
Corporate	(49,607)	4,876	1,972	—	(42,759)

Consolidated	$(13,986)	$9,771	$175,559	$2,894	$174,238

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Consolidated Revenue	$1,263,778	$1,207,987	5%
Excluding: Foreign exchange (increase) decrease	(27,032)	—

Revenue excluding effects of foreign exchange	$1,236,746	$1,207,987	2%

Americas Outdoor revenue	$270,977	$270,187	0%
Excluding: Foreign exchange (increase) decrease	(1,974)	—

Americas Outdoor revenue excluding effects of foreign exchange	$269,003	$270,187	0%

International Outdoor revenue	$337,791	$312,029	8%
Excluding: Foreign exchange (increase) decrease	(25,058)	—

International Outdoor revenue excluding effects of foreign exchange	$312,733	$312,029	0%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Consolidated expense	$946,643	$995,885	(5%)
Excluding: Foreign exchange (increase) decrease	(23,879)	—

Consolidated expense excluding effects of foreign exchange	$922,764	$995,885	(7%)

Americas Outdoor expense	$183,785	$193,719	(5%)
Excluding: Foreign exchange (increase) decrease	(1,385)	—

Americas Outdoor expense excluding effects of foreign exchange	$182,400	$193,719	(6%)

International Outdoor expense	$306,458	$303,653	1%
Excluding: Foreign exchange (increase) decrease	(22,494)	—

International Outdoor expense excluding effects of foreign exchange	$283,964	$303,653	(6%)

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Consolidated OIBDAN	$260,754	$174,238	50%
Excluding: Foreign exchange (increase) decrease	(3,153)	—

Consolidated OIBDAN excluding effects of foreign exchange	$257,601	$174,238	48%

Americas Outdoor OIBDAN	$89,222	$78,636	13%
Excluding: Foreign exchange (increase) decrease	(589)	—

Americas Outdoor OIBDAN excluding effects of foreign exchange	$88,633	$78,636	13%

International Outdoor OIBDAN	$31,936	$9,032	254%
Excluding: Foreign exchange (increase) decrease	(2,564)	—

International Outdoor OIBDAN excluding effects of foreign exchange	$29,372	$9,032	225%

Reconciliation of Expense (Direct Operating and SG&A Expenses excluding Non-cash compensation expense to Expense)

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
Radio Broadcasting	$430,857	$467,521	(8%)
Less: Non-cash compensation expense	(1,749)	(1,999)

	429,108	465,522	(8%)
Americas Outdoor	183,785	193,719	(5%)
Less: Non-cash compensation expense	(2,030)	(2,168)

	181,755	191,551	(5%)
International Outdoor	306,458	303,653	1%
Less: Non-cash compensation expense	(603)	(656)

	305,855	302,997	1%
Other	45,778	50,641	(10%)
Less: Non-cash compensation expense	—	(72)

	45,778	50,569	(9%)
Eliminations	(20,235)	(19,649)

Plus: Non-cash compensation expense	4,382	4,895

Consolidated divisional operating expenses	$946,643	$995,885	(5%)

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended March 31,		% Change
	2010	2009
OIBDAN	$260,754	$174,238	50%
Non-cash compensation expense	8,115	9,771
Depreciation and amortization	181,334	175,559
Other operating income (expense) – net	3,772	(2,894)

Operating income (expense)	75,077	(13,986)

Interest expense	385,795	387,053
Equity in earnings (loss) of nonconsolidated affiliates	1,871	(4,188)

Other income (expense) – net	58,035	(3,180)

Loss before income taxes	(250,812)	(408,407)

Income tax benefit (expense)	71,185	(19,592)

Consolidated net loss	(179,627)	(427,999)
Amount attributable to noncontrolling interest	(4,213)	(9,782)

Net loss attributable to the Company	$(175,414)	$(418,217)

Disposition of Taxi Business

On December 31, 2009, the Company disposed of Clear Channel Taxi Media, LLC (“Taxis”), its taxi advertising business. 2009 quarterly revenues, Direct operating expenses and SG&A expenses associated with the divested business are provided below.

(in millions)	Three Months Ending 3/31/09	Three Months Ending 6/30/09	Three Months Ending 9/30/09	Three Months Ending 12/31/09	Full Year 2009
Revenues	$8.9	$10.8	$9.8	$12.0	$41.5
Direct Oper. Expenses	$9.6	$10.3	$9.6	$10.3	$39.8
SG&A Expenses	$2.6	$2.7	$2.4	$2.8	$10.5

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. The company’s businesses include radio and outdoor displays.

For further information contact: Lisa Dollinger, Chief Communications Officer, (210) 832-3474, or visit the Company’s web site at www.clearchannel.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings’ Annual Report on Form 10-K for the period ended December 31, 2009. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.